Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ASTELLAS PHARMA INC.,
ASTELLAS US HOLDING, INC.,
RUBY ACQUISITION, INC.,
AND
OSI PHARMACEUTICALS, INC.
DATED AS OF MAY 16, 2010

TABLE OF CONTENTS

Page
ARTICLE I

THE OFFER

1.1 The Offer	2
1.2 Company Actions	5
1.3 Directors	6
1.4 Top-Up Option	8

ARTICLE II

THE MERGER

2.1 The Merger	10
2.2 Closing	10
2.3 Effective Time	10
2.4 Effects of The Merger	10
2.5 Certificate of Incorporation And Bylaws	11
2.6 Directors	11
2.7 Officers	11
2.8 Subsequent Actions	11
2.9 Merger Without Meeting of Stockholders	11

ARTICLE III

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock	12
3.2 Exchange of Shares	13
3.3 Associated Rights	15

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Company	15
4.2 Representations and Warranties of Parent, Holding and Merger Sub	31

i

Page
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

5.1 Conduct of Business	35
5.2 No Solicitation	39

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement; Stockholders’ Meeting	42
6.2 Access to Information; Confidentiality	43
6.3 Filing; Other Actions; Notification	44
6.4 Approval of Compensation Actions	45
6.5 Employee Matters	46
6.6 Indemnification; Advancement of Expenses; Exculpation and Insurance	48
6.7 Public Announcements	50
6.8 Section 16 Matters	50
6.9 Convertible Notes	50
6.10 Options, Restricted Stock, RSUs, DSUs and ESPP	50
6.11 Delisting	52
6.12 Stockholder Litigation	52

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger	53

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination	53
8.2 Effect of Termination	56
8.3 Termination Fee	56
8.4 Amendment	57
8.5 Extension; Waiver	57

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties	57
9.2 Notices	57
9.3 Definitions	59

EXHIBITS

EXHIBIT A	Surviving Corporation Certificate of Incorporation

EXHIBIT B	Surviving Corporation By-Laws

DEFINED TERMS

Acceptance Time	6
Acquiring Person	39
Adjusted Outstanding Share Number	3
Affiliate	59
Agreement	1
Alternative Transaction	41
Alternative Transaction Proposal	41
Appraisal Shares	12
Benefit Arrangements	45
Business Day	10
By-Laws	11
capital stock	59
Centerview	21
Certificate of Incorporation	11
Certificate of Merger	10
Certificates	13
Change of Recommendation	40
Changeover Time	35
Closing	10
Closing Date	10
Code	15
Commercial Product	59
Company	1
Company Benefit Plans	24
Company Board	1
Company Board Recommendation	1
Company Common Stock	16
Company Disclosure Letter	16
Company DSU	51
Company Employee	46
Company Group	59
Company Intellectual Property	22
Company Material Adverse Effect	59
Company Option	50
Company Permits	28
Company Preferred Stock	16
Company RSU	51
Company SEC Reports	18
Confidentiality Agreement	60
Continuing Directors	7
Contract	60
Control Date	7
Convertible Notes	60
DGCL	1
Effect	59
Effective Time	10
Environmental Law	31
Equity Compensation Plans	50
ERISA	24
ERISA Affiliate	25
ESPP	60
Exchange Act	3
Exchange Fund	13
Excluded Shares	12
Expiration Date	3
FDA	29
FDCA	27
Foreign Filings	44
Governmental Entity	61
Hazardous Substance	31
HSR Act	44
IND	29
Indemnified Parties	48
Initial Expiration Date	3
Intellectual Property	22
Interim Period	7
Laws	18
Lazard	21
Material Contracts	30
Merger	1
Merger Consideration	12
Merger Sub	1
Minimum Condition	2
NDA	29
Offer	1
Offer Amendment Date	2
Offer Conditions	3
Offer Documents	4
Offer Price	1
Offer to Purchase	4
Option Cash Payment	51
Order	53
Organizational Documents	18
Outside Date	61
Parent	1
Parent Disclosure Letter	31

v

Parent Material Adverse Effect	61
Parent Plans	46
Paying Agent	13
Pending Offer	1
Permits	28
person	61
PHSA	27
Promissory Note	8
Proxy Statement	20
Qualified Plans	24
Regulatory Applications	44
Representatives	39
Revised Proposal	40
Rights	15
Rights Agent	15
Rights Agreement	15
Sarbanes-Oxley Act	19
Schedule 14D-9	5
SEC	18
Section 262	12
Securities Act	9
Shares	1
shares of capital stock	59
Stockholder Approval	21
Stockholders’ Meeting	20
Subsequent Offering Period	4
Subsequent SEC Filings	19
Subsidiary	61
Superior Proposal	41
Surviving Corporation	10
Tax	27
Tax Returns	27
Taxes	27
Termination Fee	56
Top-Up Option	8
Transactions	17
U.S. GAAP	19
US ESPP	52
USPTO	23

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of May 16, 2010 (this “Agreement”), by and among Astellas Pharma Inc., a corporation formed under the laws of Japan (“Parent”), Astellas US Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent, Ruby Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holding and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and OSI Pharmaceuticals, Inc. a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, Merger Sub has previously commenced a cash tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, “Shares”), together with the Rights attached thereto or associated therewith, for $52.00 per Share, net to the seller in cash, subject to any withholding of Taxes required by applicable Law and subject to certain terms and conditions; and
     WHEREAS, Parent, Holding, Merger Sub and the Company have agreed to the acquisition of the Company on the terms and subject to the conditions set forth herein and, accordingly, Merger Sub has agreed to amend the Pending Offer to provide for the purchase of all of the issued and outstanding Shares (as the Pending Offer is so amended and as it may be amended from time to time as permitted by this Agreement, the “Offer”), for $57.50 per Share, net to the seller in cash (such price, or any other price per Share as may be paid in the Offer pursuant to the terms of this Agreement, is referred to herein as the “Offer Price”), without interest, subject to any withholding of Taxes required by applicable Law and subject to the conditions set forth herein; and
     WHEREAS, in furtherance of the transaction, it is proposed that, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b) of this Agreement and the Appraisal Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law; and
     WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declare advisable this Agreement and the transactions contemplated hereby, including, the Offer and the Merger and, (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement and approve the Merger (the “Company Board Recommendation”); and

     WHEREAS, the respective boards of directors of Parent, Holding and Merger Sub have, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and
     WHEREAS, Holding, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, Parent, Holding, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the consummation of the Offer and the Merger as set forth herein; and
     WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 9.3, unless otherwise noted.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE OFFER
     1.1 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, Parent shall cause Merger Sub to, and Merger Sub shall, amend the Pending Offer to reflect the execution of this Agreement and the terms hereof as promptly as practicable after the date of this Agreement (but in no event later than the fifth (5th) Business Day following the date of this Agreement). The date on which Merger Sub amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.”
          (b) The obligation of Merger Sub to accept for payment (and the obligation of Parent to cause Merger Sub to accept for payment) Shares and associated Rights validly tendered (and not withdrawn) pursuant to the Offer shall only be subject to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer (and not withdrawn) prior to the Expiration Date a number of Shares that, together with any Shares owned by Parent, Holding or Merger Sub immediately prior to the acceptance for payment of Shares and associated Rights pursuant to the Offer or with respect to which Parent, Holding or Merger Sub otherwise has, directly or indirectly, sole voting power, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) at the Expiration Date (the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent of the other conditions set forth in

Annex I. The Minimum Condition and the other conditions set forth in Annex I are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (x) the aggregate number of Shares issued and outstanding immediately prior to the Acceptance Time (as defined herein), plus (y) the sum of (A) the aggregate number of Shares issuable upon the exercise of all Company Options and conversion of all Company RSUs, Company DSUs and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for payment pursuant to the Offer and that are vested and exercisable or may become vested and exercisable prior to the Effective Time, plus (B) the aggregate number of Shares issuable upon conversion of all Convertible Notes that are outstanding immediately prior to the Acceptance Time and that are convertible into such Shares or may become convertible into such Shares prior to the Effective Time.
          (c) Parent and Merger Sub expressly reserve the right to (i) increase the Offer Price and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases the Offer Price, (3) decreases the number of Shares to be purchased by Merger Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions, (5) amends the Offer Conditions so as to broaden the scope of the Offer Conditions, (6) except as provided in Section 1.1(d), extends the Expiration Date beyond the Initial Expiration Date or (7) otherwise amends any other term or condition of the Offer in a manner adverse to the holders of Shares. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, (x) accept for payment all Shares and associated Rights validly tendered (and not withdrawn) pursuant to the Offer promptly, and in any event in compliance with Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, Rule 14d-11 of the Exchange Act and (y) promptly pay the Offer Price in exchange for each Share and associated Rights accepted for payment pursuant to the Offer.
          (d) Subject to the terms and conditions of this Agreement, the Offer shall initially be scheduled to expire no later than ten (10) Business Days following the Offer Amendment Date (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) (the “Initial Expiration Date”), or if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1, (i) if, at the time of any then scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under Section 8.1, Merger Sub shall extend the Offer on one or more occasions, for additional successive periods of up to ten (10) Business Days per extension (with the length of such periods to be determined by Parent upon consultation with the Company), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date or if, in the reasonable discretion of Parent and Merger Sub, any Offer Condition is not reasonably capable of being satisfied on or before the Outside Date, and (ii) Merger Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC or the Nasdaq Stock Market applicable to the Offer; provided, however, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date. Merger Sub may, in its sole discretion (and without the consent of the Company or any other person), elect to provide for a subsequent offering period (and up to two five Business Day extensions thereof) (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act if, as of the commencement of such period, the number of Shares that have been validly tendered (excluding Shares tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of the guarantee), and not properly withdrawn pursuant to the Offer would be insufficient to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 253(a) of the DGCL. Subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept for payment, and pay for, all Shares and associated Rights that are validly tendered during any such Subsequent Offering Period (or any extension thereof).
          (e) Merger Sub shall not terminate or withdraw the Offer prior to the Outside Date without the prior written consent of the Company, unless this Agreement is earlier terminated pursuant to Article VIII.
          (f) On the Offer Amendment Date, Parent or Merger Sub shall: (i) cause to be filed with the SEC an amendment to Parent’s Tender Offer Statement on Schedule TO, as amended and originally filed on March 2, 2010 with respect to the Pending Offer, which amendment shall reflect the execution of this Agreement and the terms hereof and shall include as exhibits (A) an amended offer to purchase Shares pursuant to the Offer (the “Offer to Purchase”) and (B) forms of the related letter of transmittal and notice of guaranteed delivery; and (ii) subject to the Company’s compliance with Section 1.2, cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Merger Sub shall use commercially reasonable efforts to cause such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Laws. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give due consideration to the additions, deletions or changes thereto suggested by the Company and its legal counsel. Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy of any written comments and a description of any oral comments received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents. The Company and its legal counsel shall be given reasonable opportunity to review and comment on Parent and Merger Sub’s proposed responses to the comments prior to the filing thereof with the SEC, and Parent and Merger Sub shall give due consideration to all additions, deletions or changes thereto suggested by the Company and its legal counsel. Parent and Merger Sub shall use commercially reasonable efforts to respond promptly to any such comments. If at any time prior to the Effective Time any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors, or officers should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other applicable Law. The Company shall promptly furnish to Parent and Merger Sub, upon the written request of either such party, all information concerning the Company that may be required by applicable Law or reasonably requested in connection with any action contemplated by this Section 1.1(f).
          (g) If, between the date of this Agreement and the Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.
     1.2 Company Actions.
          (a) Contemporaneously with the filing of the amendment to Schedule TO or as promptly as practicable thereafter (but in no event later than the fifth (5th) Business Day after the date of this Agreement), the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of Shares an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.2, shall reflect the Company Board Recommendation. The Company shall use commercially reasonable efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Law. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall give due consideration to all additions, deletions or changes thereto suggested by Parent and its legal counsel. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Company’s proposed responses to the comments prior to the filing thereof with the SEC, and the Company shall give due consideration to all additions, deletions or changes thereto suggested by the Parent and its legal counsel. The Company shall use commercially reasonable efforts to respond promptly to any such comments. If at any time prior to the Effective Time, any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors, or officers should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other applicable Law. Parent, Holding and Merger Sub shall promptly furnish to the Company upon the Company’s written request all information concerning Parent, Holding, Merger Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a).
          (b) The Company shall as promptly as practicable after the date of this Agreement provide to Parent, or cause to be provided to Parent, (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Except as may be required by applicable Law or legal process, and except as may be necessary to disseminate the Offer Documents or as otherwise permitted by this Agreement, Parent and Merger Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent until the Effective Time.
     1.3 Directors.
          (a) After Merger Sub initially accepts for payment Shares validly tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”) and at all times thereafter, Parent shall be entitled to elect or designate, to serve on the Company Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board effected pursuant to this Section 1.3(a)); by (ii) a fraction having a numerator equal to the aggregate number of Shares then beneficially owned by Parent, Holding or Merger Sub (including all Shares accepted for payment pursuant to the Offer), and having a denominator equal to the total number of Shares then issued and outstanding. Promptly following Parent’s request after the Acceptance Time, the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company Board. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also, to the maximum extent permitted by applicable Law (including the rules of the Nasdaq Global Select Market), cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board that represents at least the same percentage as individuals designated by Parent represent on the Company Board. Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), the Company, Parent and Merger Sub shall cause the Company Board to include, at all times prior to the Effective Time, at least three of the members of the Company Board, selected by the members of the Company Board, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules; provided, however, that if at any time prior to the Effective Time there shall be less than three (3) Continuing Directors serving as directors of the Company for any reason, then the Company Board shall, subject to the following sentence, take all necessary action (including creating a committee of the Company Board) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one (1) Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to be appointed to serve on the Company Board (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).
          (b) In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, each of the Company and Parent shall use its commercially reasonable efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors (including Parent’s designees), as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.
          (c) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) (the date of such election or appointment, the “Control Date”) and until the Effective Time (the “Interim Period”), each of the following actions may be effected only if there are on the Company Board one or more Continuing Directors and such action is approved by a majority of such Continuing Directors (or by such Continuing Director should there be only one): (i) action by the Company with respect to any amendment, supplement, modification, waiver or of any term or condition of this Agreement; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub; (iv) any waiver or assertion of any of the Company’s rights under this Agreement; (v) amendment to the Restated Certificate of Incorporation or Second Amended and Restated Bylaws of the Company; (vi) authorization of any agreement between the Company and any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or (vii) any other consent or action by the Company with respect to the Offer, the Merger or any of the other Transactions.

To the extent permitted under applicable Law, during the Interim Period, in addition to any requirements under the Company’s Restated Certificate of Incorporation and Second Amended and Restated Bylaws, any quorum of the Company Board for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one Continuing Director. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors with respect to the foregoing actions or otherwise relating to their service on the Company Board at the expense of the Company as reasonably determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce the performance of this Agreement. The Company shall indemnify and advance expenses to, and Parent shall cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 6.6 hereof.
     1.4 Top-Up Option.
          (a) (a) The Company grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly-issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent or Merger Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the sum of the Adjusted Outstanding Share Number plus such additional Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option and (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its Restated Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued under the Equity Compensation Plans, upon conversion of the Convertible Notes or otherwise) at the time of exercise of the Top-Up Option.
          (b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole but not in part, at any time at or after the Acceptance Time, and no exercise of the Top-Up Option shall be effective prior to the Acceptance Time; provided that the Top-Up Option shall terminate upon the earlier of (i) the fifth (5th) Business Day after the later of (x) the Acceptance Time and (y) the expiration of any “subsequent offering period”; and (ii) the termination of this Agreement in accordance with its terms. The aggregate purchase price payable for the Shares being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price and shall be payable, at Parent’s election, in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price to be paid pursuant to the Top-Up Option (the “Promissory Note”), or by any combination thereof. Any such Promissory Note shall be full recourse against Parent and Merger Sub and (i) shall bear interest at the rate of 5% per annum, (ii) shall mature on the six month anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.

          (c) The obligation of the Company to deliver Shares upon exercise of the Top-Up Option is subject to the conditions that (i) no Order shall prohibit the exercise of the Top-Up Option or the delivery of the Shares pursuant to the Top-Up Option in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Shares held of record by Parent, Holding and Merger Sub constitutes at least one (1) share more than ninety percent (90%) of the number of Shares that shall be outstanding immediately after the issuance of the Shares pursuant to the Top-Up Option, and (iii) Merger Sub has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn.
          (d) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Shares that Parent or Merger Sub hold of record immediately preceding the purchase of Shares pursuant to the Top-Up Option, and (ii) the place, date and time at which the closing of the purchase of such Shares by Parent or Merger Sub is to take place (which shall not be more than five (5) Business Days following the date of such notice). At the closing of the purchase of such Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration (in cash or by Promissory Note in accordance with Section 1.4(b)) required to be delivered in exchange for such Shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such Shares or, at Parent or Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of uncertificated Shares represented by book-entry.
          (e) Parent and Merger Sub acknowledge that the Shares acquired by Merger Sub pursuant to the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Shares pursuant to the Top-Up Option an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing the Shares acquired pursuant to the Top-Up Option shall include any legends required by applicable securities laws.

ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Holding.
     2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of the conditions set forth in Article VII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII of this Agreement shall not have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City or Tokyo, Japan are authorized or obligated by Law or executive order to close.
     2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”).
     2.4 Effects of The Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5 Certificate of Incorporation And Bylaws.
          (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as amended, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation.
          (b) At the Effective Time, the By-Laws of the Company, as amended, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto, and, as so amended and restated, shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended in accordance with the DGCL and as provided in such By-Laws.
     2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, until the earlier of their, death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     2.7 Officers. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, until the earlier of their, death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
     2.9 Merger Without Meeting of Stockholders. If, following consummation of the Offer and any Subsequent Offering Period or the exercise of the Top-Up Option, Parent, Holding or Merger Sub shall hold at least 90 percent (90%) of the then outstanding Shares, each of Parent, Merger Sub and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, without a meeting of stockholders, in accordance with Section 253 of the DGCL.
ARTICLE III
EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES
     3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company or any shares of capital stock of Parent, Holding or Merger Sub:
          (a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares to be canceled in accordance with Section 3.1(b) of this Agreement and (ii) the Appraisal Shares (as defined in Section 3.1(d) of this Agreement) (the “Excluded Shares”) shall be converted into the right to receive (upon compliance with the exchange procedures set forth in Section 3.2), in cash, an amount equal to the Offer Price, without interest (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of any such Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Share to receive the Merger Consideration shall be subject to the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 3.2(i) of this Agreement. The Merger Consideration shall be paid in the manner set forth in Section 3.2.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is owned by the Company, Parent, Holding, Merger Sub, or any direct or indirect Subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Common Stock of Merger Sub. All issued and outstanding shares of common stock, par value $0.001 per share, of Merger Sub shall be converted into and become 100,000,000 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal (the “Appraisal Shares”) of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a) of this Agreement, but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(a) of this Agreement, without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     3.2 Exchange of Shares.
          (a) Paying Agent. The parties hereto agree to the appointment of Computershare (or such replacement as reasonably selected by Parent) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates (as defined below), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.1(a) of this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Share (other than holders of Excluded Shares) (i) a form of letter of transmittal (which shall specify when delivery of Shares shall be effected, and, with respect to certificates representing Shares immediately prior to the Effective Time (“Certificates”), that the risk of loss and title to Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Each holder of record of a Share (other than holders of Excluded Shares) shall, upon the submission of a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of Shares held by such holder shall have been converted into the right to receive pursuant to Section 3.1(a) of this Agreement, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest shall be paid or will accrue on any cash payable to holders of Shares pursuant to the provisions of this Article III.
          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.
          (e) No Liability. None of Parent, Holding, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
          (f)Investment of Exchange Fund. The Paying Agent shall invest the cash comprising the Exchange Fund as directed by Parent on a daily basis provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Holding.
               (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
               (h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be adjusted appropriately.
               (i) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSUs or Company DSUs, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options, Company RSUs or Company DSUs, as applicable, in respect of which such deduction and withholding was made by such party.
          3.3 Associated Rights. References in Article III of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated rights (the “Rights”) issued pursuant to the Rights Agreement, dated September 27, 2000 (the “Rights Agreement”), between the Company and The Bank of New York (the “Rights Agent”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of the Company. Except as set forth in (i) the Company SEC Reports (but excluding any disclosures in any section entitled “Risk Factors”

or “Forward-Looking Statements” or similar headings, or any other disclosures that are general, cautionary, predictive or forward-looking in nature) or (ii) the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent, Holding and Merger Sub as follows:
               (a) Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted, except for such failures to be so organized, existing and in good standing (with respect to such jurisdictions that recognize the concept of good standing) or to have such power and authority that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing (with respect to such jurisdictions that recognize the concept of good standing) that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (b) Capital Structure. The authorized capital stock of the Company consists of 205,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of April 30, 2010, 61,201,595 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. Each of the outstanding shares of capital stock or other securities of the Company has been, and each Share which may be issued in connection with any Company Option, Company RSU or Company DSU, upon conversion of the Company’s outstanding Convertible Notes or pursuant to the ESPPs, will be, when issued and paid for in accordance with the terms of such instrument, duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (including any restriction on the right to vote, sell or otherwise dispose of such capital stock of other ownership interests). Other than as listed on Section 4.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements), or have any investment in any other person. Section 4.1(b) of the Company Disclosure Letter lists, as of April 30, 2010, all preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind (together with a chart reflecting the fully-diluted number of Shares that could be outstanding upon exercise, exchange or conversion thereof) to which the Company or any of its

Subsidiaries is a party, or by which the Company or any of its Subsidiaries are bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. Except for the foregoing, no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to or aware of any voting or other stockholders agreement with respect to its securities or the securities of any of its Subsidiaries. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any Shares, Company Options, Convertible Notes or any other interest convertible into or determined by reference to the value of Shares. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are issued or outstanding as of the date hereof. Since April 30, 2010, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to Company Options and ESPPs outstanding on April 30, 2010 and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Shares.
               (c) Corporate Authority. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Stockholder Approval (if required by the DGCL), to consummate, on the terms and subject to the conditions of this Agreement, the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly adopted and approved by the Company Board, and, subject to Section 5.2(c) of this Agreement, the Company Board has resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, to the extent required to consummate the Merger, has directed that this Agreement be submitted to the stockholders of the Company for their adoption and recommended such adoption, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, other than obtaining the Stockholder Approval, if required. Assuming due authorization, execution and delivery by each of Parent, Holding and Merger Sub, this Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
               (d) No Conflicts. The execution and delivery of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby (the “Transactions”) will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation and bylaws or comparable governing instruments (“Organizational Documents”) of the Company or any of its Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations, a right of consent or termination, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations, creations or changes that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (e) Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will result in a violation of any applicable United States or foreign, federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of any Governmental Entity (“Laws”) by the Company or any of its Subsidiaries, except for any such violations that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Subsidiaries with any Governmental Entity, except for (i) the filing of the Proxy Statement with the SEC, and any other filings or notices pursuant to securities Laws and stock exchange rules in the United States, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Offer or the Merger, (iv) the actions, consents or approvals set forth in Section 4.1(e) of the Company Disclosure Letter, and (v) actions, consents or approvals the failure of which to be obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (f) SEC Filings; Sarbanes-Oxley Act.
               (i) The Company has made available to Parent true and complete copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2009, 2008 and 2007, (ii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed or required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2008 to the day immediately preceding the date of this Agreement (collectively, the “Company SEC Reports”). The Company has timely filed with the SEC all Company SEC Reports.

               (ii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Report, and each filing made by the Company with the SEC subsequent to the date hereof and prior to the Acceptance Time (collectively, “Subsequent SEC Filings”) will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
               (iii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Report filed pursuant to the Exchange Act did not, and each Subsequent SEC Filing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (iv) Each Company SEC Report, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or any post-effective amendment thereto became effective, did not, and each Subsequent SEC Filing, as of such dates, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
               (v) Each Company SEC Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was, and each Subsequent SEC Filing will be, accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was or is true and accurate and complied with or will comply with the Sarbanes-Oxley Act.
               (vi) The financial statements of the Company included in the Company SEC Reports (A) have been prepared from, and are in accordance with, the books and records of the Company, (B) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any such Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (C) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (D) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and, in the case of Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company as the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.
               (vii) Since the Company’s filing of its Form 10-K for the fiscal year ended December 31, 2009 with the SEC, there have been no changes in the Company’s system of internal control over financial reporting which changes would materially adversely affect the Company’s system of internal control over financial reporting. To the knowledge of the Company, the Company’s system of internal controls over financial reporting is effective in all material respects.
               (g) Information Supplied.
               (i) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the time filed with the SEC or at the date first distributed or disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
               (ii) The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC or at the time first distributed or disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. The proxy statement, if any, relating to the Merger (together with any supplements or amendments thereto, the “Proxy Statement”), will not, at the time filed with the SEC, at the date it is first mailed to the stockholders of the Company and at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act.

               (iii) No representation or warranty is made by the Company with respect to the information supplied by or related to, or the sufficiency of disclosures related to, Parent, Holding, Merger Sub or any Affiliate of Parent, Holding or Merger Sub.
               (h) Absence of Certain Changes or Events. Since December 31, 2009, except for liabilities incurred in connection with this Agreement, (i) there has not been any change or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) on or prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action referred to in Section 5.1(a), except as would be permitted thereby.
               (i) Litigation. There is no suit, action, settlement or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Company Benefit Plans, nor is there any judgment, decree, injunction, ruling, corporate integrity agreement or deferred prosecution agreement, settlement or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of the Company Benefit Plans, which, in any such case, if adversely determined or concluded would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (j) Voting Requirements. The affirmative vote of holders of a majority of the outstanding Shares at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company may be necessary to adopt this Agreement and approve the Transactions, including the Offer and the Merger.
               (k) Anti-Takeover Statutes. The Company and its Subsidiaries have taken all action necessary to exempt this Agreement, the Offer, the Merger and the other Transactions from the provisions of Section 203 of the DGCL, and such action is effective at the date of this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to this Agreement, the Offer, the Merger and the other Transactions.
               (l) Investment Banker Fees. Except for Centerview Partners LLC (“Centerview”) and Lazard Frères & Co. LLC (“Lazard”), there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that would be entitled to any fee or commission in connection with the Transactions. The Company has provided Parent with a summary of the economic terms of the Company’s engagement letters with Centerview and Lazard applicable with respect to the Offer and the Merger.

               (m) Opinions of Financial Advisors. The Company Board has received separate opinions of Centerview and Lazard to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares (other than Parent, Holding, Merger Sub and their respective Affiliates) pursuant to the Offer and the Merger, taken together, is fair from a financial point of view, to such holders.
               (n) Stockholder Rights Agreement Amended. The Company and the Rights Agent have duly executed and delivered to Parent, Holding and Merger Sub an amendment to the Rights Agreement, and as a result of such amendment (which amendment is valid, binding and enforceable), among other things, (a) neither this Agreement nor any of the Transactions, including the consummation of the Offer or the Merger, will cause the Rights to become exercisable by the holders thereof, (b) none of Merger Sub, Parent, Holding or any of their respective Affiliates shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) and (c) the Rights shall automatically terminate on and as of the Effective Time and be void and of no further force or effect, and the holders of the Rights shall thereafter have no rights under the Rights or the Rights Agreement. No Distribution Date (as defined in the Rights Agreement) has occurred.
               (o) Intellectual Property.
               (i) For purposes of this Agreement, “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations and applications for any of the foregoing; (B) patents and patent applications; (C) copyrights (including any registrations and applications therefor); and (D) trade secrets and other confidential information, know-how, inventions, processes, formulae, algorithms, models, and methodologies.
               (ii) To the knowledge of the Company, the Company or its Subsidiaries own or have a right to use all Intellectual Property that is used in the Company’s business (the “Company Intellectual Property”), except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (iii) To the knowledge of the Company, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the conduct of the business of the Company does not infringe or otherwise violate any Intellectual Property of a third party, (b) no third party is infringing or otherwise violating any Intellectual Property owned by the Company, and (c) no such claims are pending or threatened in writing by or against the Company.

               (iv) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of trade secrets and proprietary know-how and other confidential Company Intellectual Property, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there have been no breaches of confidentiality with respect to material trade secrets of the Company, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (v) To the knowledge of the Company, (A) there are no liens, security interests or, excluding licenses or similar agreements, other encumbrances against any of the Company Intellectual Property, (B) all annuities fees for all patents and patent applications owned by the Company or its Subsidiaries within the Company Intellectual Property have been timely paid and are current, and all patents and patent applications owned by the Company or its Subsidiaries within the Company Intellectual Property are subsisting, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (C) all maintenance fees for all trademark registrations and applications owned by the Company or its Subsidiaries included within the Company Intellectual Property have been timely paid and are current, and all trademark applications owned by the Company or its Subsidiaries and within the Company Intellectual Property are subsisting, and (D) the Company or one of its Subsidiaries has been recorded or is in the process of being recorded on the records of the United States Patent and Trademark Office (“USPTO”) or appropriate foreign patent offices as the sole assignee of record of the patents and patent applications owned by the Company or its Subsidiaries and included within the Company Intellectual Property.
               (vi) Except as would not be material to the business of the Company or its subsidiaries, (A) to the knowledge of the Company, there are no errors or disputes with respect to ownership or inventorship of the Company Intellectual Property and (B) the Company has not received notification that during the prosecution of the patents included within the Company Intellectual Property, any of the Company, its licensors, the inventors or any other assignees did not comply with the duty of candor and good faith in dealing with the USPTO (and appropriate foreign patent offices), including the duty to disclose to the USPTO (and all appropriate foreign patent offices) all information known to be material to patentability.
               (p) Employee Benefits.
               (i) All material benefit and compensation plans, programs, contracts, agreements, policies or arrangements covering current or former directors, consultants, independent contractors and/or employees of the Company and its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and material deferred compensation, pension, retirement, employment, retention, termination, change of control, severance or similar plans, programs, contracts, policies, agreements or arrangements sponsored, maintained or contributed to by the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”) as of the date of this Agreement, whether or not in writing, are listed on Section 4.1(p)(i) of the Company Disclosure Letter, and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (such plans, “Qualified Plans”). For purposes of this Agreement, any plan, program, contract, policy, agreement or arrangement that provides for severance, termination, retention, change in control benefits or deferred compensation shall be considered material. Neither the Company nor any of its Subsidiaries has any plan or commitment to adopt any new Company Benefit Plan or to materially modify any Company Benefit Plan. No person or entity, other than the Company’s Subsidiaries, is currently an ERISA Affiliate that maintains any plan that covers any current or former directors, consultants, independent contractors and/or employees of the Company and its Subsidiaries under plans, policies, arrangements or agreements that would be considered Company Benefit Plans.
               (ii) All Company Benefit Plans have been and are in compliance in all material respects with all applicable Laws, including the Code and ERISA, and the terms of their governing instruments. Each Qualified Plan has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances or events that would be reasonably expected to result in the loss of the qualification of such Qualified Plan under Section 401(a) of the Code. There is no pending or, to the knowledge of the Company, threatened litigation, audits or inquiries relating to the Company Benefit Plans, except as would not reasonably be expected to result in a material liability. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
               (iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the

Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA, a “multiple-employer plan” (within the meaning of Section 413(c) of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a “funded welfare plan” (within the meaning of Section 419 of the Code) at any time within the past six years, and no notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transactions.
               (iv) All contributions required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made, in all material respects, and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected, in all material respects, on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports to the extent required by U.S. GAAP.
               (v) All Company Benefit Plans in which non-U. S. employees participate or that are not subject to United States Law have been and are in compliance in all material respects with applicable Law.
               (vi) The consummation of the Transactions will not, except as expressly provided in this Agreement, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth in Section 4.1(p)(vi) of the Company Disclosure Schedule and as provided in the CIC Severance Plans or as provided by applicable Law, the employment of each employee of the Company and its Subsidiaries (except for employees of the Company’s United Kingdom subsidiaries) is terminable at will without cost or liability to the Company or any Subsidiary except for amounts earned or accrued prior to the time of termination.
               (vii) The Company has complied in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours practices and standards, occupational safety and health requirements and unemployment insurance.
               (viii) The Company is not a party to any collective bargaining or other labor contracts with respect to employees of the Company and its Subsidiaries. None of the employees of the Company or any of its Subsidiaries in the United States is represented by any labor organization and, to the knowledge of the Company, there are no ongoing efforts to organize such employees.
               (ix) The Company’s Employee Stock Purchase Plan does not permit participants to increase their payroll deductions or purchase elections during an Offering (as such term is defined in the 1995 Employee Stock Purchase Plan), including the Offering currently in effect as of the date of this Agreement.
               (q) Taxes.
               (i) (A) The Company and each of its Subsidiaries has timely filed or caused to be filed (subject to any valid extension of time within which to file) all material Tax Returns required to be filed and all such material Tax Returns are true, complete and correct in all material respects, (B) except with respect to Taxes for which an adequate reserve has been established in accordance with U.S. GAAP on the most recent consolidated financial statements included in the Company SEC Reports filed prior to the date of this Agreement, the Company and each of its Subsidiaries has timely paid, in all material respects, all material Taxes due with respect to such filed Tax Returns, (C) each of the Company and its Subsidiaries has, in all material respects, timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (D) all material deficiencies and assessments asserted with respect to Taxes as a result of any examinations or other audits by federal, state, local or foreign Tax authorities have been paid, fully settled or adequately provided for in the consolidated financial statements included in the Company SEC Reports filed prior to the date of this Agreement, and no material issue or claim in respect of Taxes has been asserted in writing by any Tax authority for any prior period, other than those heretofore paid or provided for in the Company SEC Reports filed prior to the date of this Agreement, (E) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or any of its Subsidiaries, (F) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a distribution of stock, occurring within the two years preceding the date of this Agreement, that was intended to qualify for tax-free treatment under Section 355 of the Code, (G) neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (H) with the exception of the affiliated group of which the Company is the parent within the meaning of Section 1504 of the Code, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person that may involve a material amount of Taxes or (iii) has any material liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, (I) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Effective Time or (y) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Effective Time, and (J) there are no material liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable.
               (ii) For purposes of this Agreement, “Tax” or “Taxes” means all taxes, levies or other like assessments, charges, fees or other assessments or impositions of any kind (including estimated taxes, charges and fees), including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes and “Tax Returns” means returns, reports, forms or other documentation required to be filed with any Governmental Entity responsible for the imposition or collection of Taxes (and any amendments, supplements and supporting documentation thereto).
               (r) Compliance with Laws; Regulatory Matters.
               (i) The conduct of business by the Company, its Subsidiaries and all persons in the Company Group is being conducted in compliance in all material respects with all applicable Laws, including (A) the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”) and the regulations promulgated thereunder (21 U.S.C. Sections 301 et seq.), (B) the Public Health Service Act (the “PHSA”) and the regulations promulgated thereunder (42 U.S.C. Sections 301 et seq.); (C) the Veterans Health Care Act (38 U.S.C. Section 126); (D) federal Medicare and Medicaid statutes and regulations, and related state or local statutes and regulations, including the Federal Anti-Kickback Statute (42 U.S.C. Sections 1320a-7b(b)); (E) any comparable foreign Laws for any of the foregoing; (F) the Federal False Claims Act (31 U.S.C. Section 3729 et seq.) or any similar federal and state laws; (G) state laws and regulations regarding the reporting of prices and promotional expenditures to healthcare professionals; and (H) Health Insurance Portability and Accountability Act; except for violations that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

               (ii) No person within the Company Group is debarred under the Generic Drug Enforcement Act of 1992 or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and, to the knowledge of the Company, no person within the Company Group employs or uses the services of any person who is debarred or otherwise excluded or restricted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (iii) None of the Company and its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by any Governmental Entity with respect to the manufacturing and sale of the Company’s products and product candidates, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (iv) None of the Company and its Subsidiaries, nor to the knowledge of the Company (1) any officer or employee of the Company and its Subsidiaries, (2) any authorized agent of the Company and its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under the FDCA; nor has any such principal investigator or sub-investigator been disqualified from receiving investigational drugs under 21 C.F.R. §312.70.
               (v) The Company and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities and made and maintained all establishment registrations and product listings (“Permits”) that are necessary to conduct the Company’s business as currently conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (such Permits, the “Company Permits”). All such Company Permits are valid and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and at all times from January 1, 2008 through the date of this Agreement has been, in material compliance with the terms and requirements of such Company Permits. Since January 1, 2008, none of the Company and its Subsidiaries has received any written notice regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit that has not been cured, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit. No Governmental Entity has at any time since January 1, 2008 challenged in writing the right of any of the Company and its Subsidiaries to develop, manufacture, market, license, distribute, promote, offer or sell any products.
               (vi) Each of the product candidates of the Company and its Subsidiaries is being, and at all times since January 1, 2008, as applicable, has been, developed, tested, manufactured and stored, as applicable, in substantial compliance in all material respects with all applicable Laws.
               (vii) The Company has filed each periodic and annual report and all safety and adverse event reports required to be filed by any of the Company and its Subsidiaries with the United States Food and Drug Administration (the “FDA”) with respect to any products of the Company or its Subsidiaries or any similar state or foreign Governmental Entity since January 1, 2008, except when the failure to file any required report would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (viii) The Company has made available to Parent (A) accurate copies of each Investigational New Drug application (“IND”) and New Drug Application (“NDA”), since January 1, 2008, including all supplements and amendments and (B) all correspondence received from the FDA since January 1, 2008 that concerns a product of the Company or its Subsidiaries, covered by an IND or NDA described in clause (A) above.
               (ix) Since January 1, 2008, no clinical trial of a product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion by the FDA or any other Governmental Entity.
               (x) Since January 1, 2008, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third party with responsibility for manufacturing any Company product or component thereof, has received a Form FDA-483 notice or similar notice with respect to any production plants or facility involved in the manufacturing or production of any Company product. A true and correct copy of any item set forth on Section 4.1(r)(x) of the Company Disclosure Letter has been made available to Parent.
               (s) No Undisclosed Liabilities. Except for liabilities and obligations (i) set forth, accrued or reserved in the audited consolidated balance sheet of the Company as of December 31, 2009 included in the Company SEC Reports (or referred to in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009, or (iii) that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise)

of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP.
               (t) Contracts.
               (i) Except for this Agreement and except as set forth in the Company SEC Reports, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the type described in this Section 4.1(t)(i) being referred to herein as “Material Contracts”).
               (ii) Each Material Contract is a legally binding arrangement of the Company or a Company Subsidiary and is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. None of the Company and its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such Material Contract which default or breach would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
               (u) Title to Properties. With respect to any material real property leased by the Company or any of its Subsidiaries and not subleased to a third party, the Company or such Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have good title to, or a valid leasehold interest in, all real property and other material properties and assets owned or leased by the Company or such Subsidiary, in each case free of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever.
               (v) Environmental Matters.
               (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (A) no real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) owned, operated, used or occupied by the Company or its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its Subsidiaries; (B) no real property formerly owned or operated or used by the Company or any of its Subsidiaries was contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its

Subsidiaries; (C) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law or arising from Hazardous Substances; (D) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is a party to any indemnity or any other agreement with any third party under any Environmental Law or otherwise relating to any Hazardous Substances; and (E) the Company and its Subsidiaries have obtained in a timely manner, maintained in effect, and are in compliance with, all Permits required by applicable Environmental Law in connection with the Company’s business.
               (ii) As used herein, the term “Environmental Law” means any Law (including without limitation principles of common law, directives, statutes, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.
               (iii) As used herein, the term “Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.
          4.2 Representations and Warranties of Parent, Holding and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent, Holding and Merger Sub represent and warrant to the Company as follows:
               (a) Organization, Good Standing and Qualification. Each of Parent, Holding and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent, Holding and Merger Sub has all requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Holding and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or in good standing would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
               (b) Corporate Authority. Each of Parent, Holding and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the Transactions, including the Offer and the Merger. This Agreement has been duly authorized, executed and delivered by Parent, Holding and Merger Sub, and no other corporate proceedings on the part of Parent, Holding or Merger Sub are necessary to authorize or approve this Agreement or to consummate the Offer, the Merger or the other Transactions. Assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent, Holding and Merger Sub, enforceable against each of Parent, Holding and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The boards of directors of Parent, Holding and Merger Sub, and Holding in its capacity as sole stockholder of Merger Sub, have approved and adopted this Agreement and approved the Offer, the Merger and the other Transactions.
               (c) No Conflicts. Neither the execution, delivery and performance of this Agreement by Parent, Holding and Merger Sub and the consummation by Parent, Holding and Merger Sub of the Offer, the Merger or the other Transactions nor compliance by Parent and Merger Sub with any of the provisions hereof will constitute or result in (i) a breach or violation of, or a default under the Organizational Documents of Parent, Holding, Merger Sub or of any of Parent’s Subsidiaries or (ii) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Parent, Holding, Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any contracts binding upon Parent, Holding, Merger Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Holding, Merger Sub or any of Parent’s Subsidiaries is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults, accelerations, losses or creations that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
               (d) Information Supplied.
               (i) None of the documents required to be filed by Parent, Holding or Merger Sub with the SEC in connection with the Offer or required to be distributed or otherwise disseminated to the Company’s stockholders after the date of this Agreement in connection with the Transactions, including the Offer Documents, will, at the date each is filed with the SEC, at the date distributed or otherwise disseminated to Company stockholders and at the time of the consummation of the Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Parent, Holding or Merger Sub with respect to the information supplied by or related to, or the sufficiency of disclosures related to, the Company or any Company Subsidiary. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.
               (ii) None of the information supplied or to be supplied by or on behalf of Parent, Holding or Merger Sub to Company specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the date it is first filed with the SEC or on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Holding or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement, if any, will, at the date it is first filed with the SEC, on the date it is first mailed to the stockholders of the Company, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
               (iii) No representation or warranty is made by Parent, Holding or Merger Sub with respect to the information supplied by or related to, or the sufficiency of disclosures related to, the Company or any Person within the Company Group.
               (e) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
               (f) Consents and Approvals. Neither the execution and delivery of this Agreement by Parent, Holding or Merger Sub nor the consummation of the Offer, the Merger, or the other Transactions will result in a violation of Law by Parent, Holding or Merger Sub, except for any such violations that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. The execution and delivery of this Agreement by Parent, Holding or Merger Sub and the consummation of the Offer, the

Merger or the other Transactions will not require any material action or consent or approval of, or review by, or registration or filing by Parent, Holding or Merger Sub with any Governmental Entity, except for (i) any filings or notices pursuant to securities Laws and stock exchange rules in the United States, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Offer or the Merger, and (iv) actions, consents or approvals that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
               (g) Capital Resources. Parent has or will have at the Acceptance Time and the Closing the funds necessary to consummate the Transactions, including payment in cash the aggregate Offer Price at the Acceptance Time and the aggregate Merger consideration on the Closing Date and to pay all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
               (h) Interested Stockholder. None of Parent, Holding, Merger Sub or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.
               (i) Ownership of Shares. Except as disclosed in the Schedule TO, none of Parent, Holding or Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Acceptance Time beneficially own, any Shares, or is a party, or will prior to the Acceptance Time become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Shares.
               (j) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no Law, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered into by any Governmental Entity outstanding against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
               (k) Brokers and Other Advisors. Except for Citigroup, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent, Holding or Merger Sub.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION
          5.1 Conduct of Business.
     (a) The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that from the date hereof and continuing until the earlier to occur of the Control Date or the Effective Time (the “Changeover Time”), except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably conditioned, withheld or delayed:
               (i) the Company and each of its Subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, to maintain in effect all material governmental permits pursuant to which the Company or any of its Subsidiaries currently operates, to maintain in effect their existing relations with material customers, suppliers, distributors, and others having significant business dealings with them, and to comply in all material respects with all Laws, orders and permits applicable to them;
               (ii) neither the Company nor any of its Subsidiaries shall (i) amend or propose to amend their respective Organizational Documents; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary); or (iv) except as required under agreements filed or listed as exhibits to the Company SEC Reports, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
               (iii) except as required under agreements in existence (which, for those agreements not filed with the Company SEC Reports, the aggregate amounts involved are not material) or as required by applicable Law, neither the Company nor any of its Subsidiaries shall increase the compensation payable or that could become payable by the Company or any of its Subsidiaries, or pay or commit to pay any bonus or other form of compensation (including severance or termination pay and other benefits), to their respective directors or officers, or to their respective employees in a manner either not in the ordinary course of business consistent with past practice or global in nature (provided, that such employees may receive relocation and other benefits in connection with such employees’ relocation to, or commencement of employment at, the Company’s facility in Ardsley, New York, substantially consistent with the Company’s past practices regarding such relocation), or create or amend or terminate any of the Company Benefit Plans or any outstanding Company Options, Company RSUs, Company DSUs or the ESPPs or enter into any employment agreements or offer letters with current or new employees (other than offer letters with new employees who will not be directors or officers that contemplate (other than in the United Kingdom) “at will” employment without severance benefits (other than the CIC Severance Plans));
               (iv) except for (x) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice and (y) dispositions by the Company or its Subsidiaries of its assets in accordance with the terms of agreements filed or listed as exhibits to the Company SEC Reports, neither the Company nor any Subsidiary shall (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material portion of its property or assets (including stock or other ownership interests of its Subsidiaries) or (ii) other than supplies in the ordinary course of business consistent with past practice, acquire any material amount of assets or capital stock of any other person;
               (v) neither the Company nor any of its Subsidiaries shall make any material change in accounting principles, practices or methods which is not required by U.S. GAAP;
               (vi) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than the issuance of Shares upon the exercise of Company Options, Company RSUs or Company DSUs, upon the conversion of Convertible Notes or pursuant to the ESPPs, in each case, that are outstanding on the date of this Agreement and otherwise in accordance with their terms;
               (vii) neither the Company nor any of its Subsidiaries (as applicable) shall, except as provided for in the Company’s 2010 capital expenditure budget, a true and correct copy of which has previously been provided to Parent, incur individually or in the aggregate any material capital expenditures;

               (viii) neither the Company nor any of its Subsidiaries shall make any material loans, advances or capital contributions to, or investments in, any other person, other than advances of employee expenses in the ordinary course of business consistent with past practice;
               (ix) neither the Company nor any of its Subsidiaries shall cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee;
               (x) neither the Company nor any of its Subsidiaries shall commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets, other than settlements entered into in the ordinary course of business consistent with past practice that require only the payment of monetary damages not exceeding $1,000,000 by the Company and its Subsidiaries, or waive, release or assign any material rights or claims;
               (xi) neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, or incur any material lien on any assets or property;
               (xii) neither the Company nor any of its Subsidiaries shall (i) enter into, modify or amend any material agreement with respect to its Intellectual Property or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company’s compounds or Products or (ii) directly or indirectly sell, license or otherwise transfer or encumber in whole or in part (and not agree directly or indirectly to sell, license or otherwise transfer or encumber in whole or in part) any rights or assets related to or in connection with the Commercial Product other than (x) sales of inventory of the Commercial Product in the ordinary course consistent with past practice or (y) as provided in, and only to the extent required by, agreements to which the Company is a party and which have been filed or listed as an exhibit to a Company SEC Report on or prior to February 26, 2010;

               (xiii) neither the Company nor any of its Subsidiaries shall enter into, modify or amend in a manner adverse to the Company, or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company, other than any entry into, modification, amendment or termination of any such Material Contract in the ordinary course of business consistent with past practice;
               (xiv) neither the Company nor any Subsidiary shall, to the extent the effect of doing so would be to materially increase the present or future Tax liability or to materially decrease the present or future Tax assets, of the Company or any of its Subsidiaries (i) make or change any Tax election; (ii) except as required by applicable Law, file any amended Tax Return; (iii) enter into any closing agreement with respect to Taxes; (iv) settle any Tax claim or assessment; (v) surrender any right to claim a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period for the assessment of any Tax;
               (xv) neither the Company nor any Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);
               (xvi) neither the Company nor any Subsidiary will take or permit any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in Annex I not being satisfied or that could materially delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms of this Agreement;
               (xvii) neither the Company nor any Subsidiary shall enter into, amend, modify or supplement any agreement with any officer or director; and
               (xviii) neither the Company nor any of its Subsidiaries shall authorize or enter into an agreement to do anything prohibited by this Section 5.1.
               (b) Conduct of Business of Parent, Holding and Merger Sub. Each of Parent, Holding and Merger Sub agrees that, between the date of this Agreement and the Acceptance Time, it shall not take any action that it knows would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied.

          5.2 No Solicitation.
               (a) The Company agrees that, following the date of this Agreement and prior to the earlier of the Acceptance Time or the date on which this Agreement is terminated pursuant to Article VIII hereof, neither it nor any of its Subsidiaries shall, and that it shall use its reasonable efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors and agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) knowingly solicit or initiate any Alternative Transaction Proposal (as defined in Section 5.2(f)(ii)), (ii) provide any information or data to any person relating to or in connection with an Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 5.2), (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal, or otherwise knowingly take any action to facilitate or encourage any effort or attempt to make or implement an Alternative Transaction Proposal (including providing the approval required under the Rights Agreement or Section 203 of the DGCL, amending the Rights Agreement, or failing to enforce or amending any standstill or similar agreement), (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Alternative Transaction Proposal, (v) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal or (vi) except as permitted pursuant to Section 5.2(d), withdraw, modify or otherwise change in a manner adverse to Parent or the Merger Sub the Company Board Recommendation. The Company agrees that it and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the Transactions) and request the destruction or return of any information provided under any nondisclosure or similar agreements with any party other than the Confidentiality Agreement.
               (b) As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that could reasonably be expected to result in, an Alternative Transaction Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, including the identity of the person or group of persons making such Alternative Transaction Proposal (the “Acquiring Person”) and copies of any related correspondence and written material provided to the Company and written summaries of any related material oral communications. In addition, the Company shall provide Parent as promptly as possible (and in any event within twenty-four (24) hours) with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all communications regarding, and the status and details (including copies of any correspondence and written material provided to the Company and material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry.

               (c) Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that, prior to the Acceptance Time, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal not resulting from a breach of Section 5.2(a) which is determined (in accordance with Section 5.2(f)(iii)) to be, or, in the good faith determination of the Company Board, is reasonably likely to become, a Superior Proposal (as defined in Section 5.2(f)(iii)), it may then take the following actions (but only if and to the extent that (x) the Company Board has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law and (y) the Company has given Parent at least two (2) Business Days prior written notice of its intention to take such actions and of the identity of the Acquiring Person making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal (including copies of all documents relating thereto)):
               (i) Furnish nonpublic information to the Acquiring Person making such Alternative Transaction Proposal, provided that (i) prior to furnishing any such nonpublic information, the Company receives from such Acquiring Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Acquiring Person as the terms contained in the Confidentiality Agreement and (ii) simultaneously with providing such Acquiring Person with any material not previously provided to Parent, provide Parent with such materials; and
               (ii) Engage in discussions or negotiations with such Acquiring Person with respect to such Alternative Transaction Proposal.
               (d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Acceptance Time, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent and Merger Sub (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have given Parent and Merger Sub prompt written notice advising them of the decision of the Company Board to take such action and the reasons therefore, including, in the event the decision relates to an Alternative Transaction Proposal, the material terms and conditions of the Alternative Transaction Proposal; and provided further that in the event the decision relates to an Alternative Transaction Proposal: (i) the Company shall have given Parent and Merger Sub two (2) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent and Merger Sub propose to revise the terms of this Agreement, the Company shall have, during such period, negotiated in good faith with Parent and Merger Sub with respect to such proposed revisions or other proposal (it being agreed that any material changes to any Alternative Transaction Proposal, including any changes to the financial terms of such Alternative Transaction Proposal, shall require a new notice and a new two (2) Business Day period for negotiations); and (ii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent and Merger Sub, if any (the “Revised Proposal”), that such Alternative Transaction Proposal constitutes a Superior Proposal and in any event that failure to do so would be inconsistent with its fiduciary duties under applicable Law. In the event the Company Board does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change the Company Board Recommendation pursuant to this Section 5.2(d), the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.
               (e) Nothing in this Agreement shall prohibit the Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act (after providing prior written notice thereof to the Parent) or (ii) taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders (in each case under this clause (ii), that is not a Change of Recommendation, except as permitted pursuant to Section 5.2(d)) if the Company Board (after consultation with its legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.
               (f) As used in this Agreement, the following terms shall have the following meanings:
               (i) “Alternative Transaction” with respect to the Company, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (A) any purchase from such party or other acquisition (whether direct or indirect, or by way of a merger, share exchange, consolidation, business combination, consolidation or other transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 17.5% interest in the total outstanding voting securities of such party or any of its Subsidiaries (including through securities convertible, exercisable or exchangeable into voting securities) or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 17.5% or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 17.5% of the assets of such party and its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of such party;
               (ii) “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding and whether or not in writing) to the Company or its stockholders relating to an Alternative Transaction; and

               (iii) “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or substantially all of the assets of the Company or (B) more than 50% of the outstanding voting securities of the Company and, which the Company Board has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and financial advisors and (2) the terms and conditions of such Alternative Transaction Proposal and this Agreement (or, if applicable, a Revised Proposal), to be more favorable, from a financial point of view, to the Company’s stockholders, than the terms of this Agreement (or, if applicable, a Revised Proposal) and to be reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such Alternative Transaction Proposal, including the financing terms thereof.
ARTICLE VI
ADDITIONAL AGREEMENTS
          6.1 Proxy Statement; Stockholders’ Meeting.
               (a) Unless the Merger is to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9, as soon as practicable following consummation of the Offer and the expiration of any Subsequent Offering Period, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement, and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following consummation of the Offer and the expiration of any Subsequent Offering Period. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give due consideration to all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as practicable after the Proxy Statement is transmitted to Parent for its review.
               (b) Unless the Merger is to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9, the Company shall, as soon as practicable following the consummation of the Offer (and the expiration of any Subsequent Offering Period) and receipt of confirmation (either express or through the lapse of time) that the SEC has no comments or no further comments to the Proxy Statement, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting solely for the purpose of obtaining the Stockholder Approval. Subject to Section 5.2(d) of this Agreement, the Company shall, (i) through the Company Board, recommend to its stockholders adoption of this Agreement, unless the Merger is to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9, (ii) include such recommendation in the Proxy Statement and (iii) use commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of the approval and adoption of this Agreement.
               (c) Unless the Merger is to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9, Holding and Merger Sub shall, and Holding shall cause Merger Sub, and any of its Affiliates that own Shares, to, vote all Shares owned by Holding or Merger Sub or their respective Affiliates (including all Shares purchased pursuant to the Offer, including Shares purchased in any Subsequent Offering Period), or with respect to which Holding, Merger Sub or any of their respective Affiliates otherwise has, directly or indirectly, sole voting power, in favor of adoption of this Agreement and in approval of the Merger and against any proposal that is inconsistent herewith. Neither Holding nor Merger Sub shall transfer, sell or otherwise dispose of any of such Shares prior to the Effective Time (except transfers to controlled Affiliates).
          6.2 Access to Information; Confidentiality. To the extent permitted by applicable Law, the Company agrees that upon reasonable notice it shall (and shall cause its Subsidiaries to) afford Parents’ representatives reasonable access, during normal business hours from and after the date of this Agreement until the earliest of (a) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) and (b) the Effective Time, to its officers, employees, auditors, properties, offices, books, contracts and records, provided, however, that the Company shall not be required to violate any of the terms of any of its existing confidentiality or other agreements, but shall use all commercially reasonable efforts to obtain waivers of all such terms and provided further, that in such event the Company will describe to Parent the information not being disclosed and shall use commercially reasonable efforts to provide substitute disclosure. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement until the Effective Time. No investigation pursuant to this Section 6.2 or information provided, made available to, delivered to or otherwise reviewed by Parent or Merger Sub shall affect any representation or warranty of the Company or conditions or rights of Parent or Merger Sub contained in this Agreement.

          6.3 Filing; Other Actions; Notification.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable on its part to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the Offer Conditions to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the filings set forth on Section 6.3 of the Company Disclosure Letter, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the European Community Merger Regulation and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction (the “Foreign Filings”) and (ii) promptly (but in no event later than ten (10) Business Days after the date hereof) file any regulatory applications (the “Regulatory Applications”) required to be filed in connection with the Offer, the Merger and the other Transactions and respond as promptly as practicable to any additional requests for information received from any Governmental Entity by any party. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of the Foreign Filings and the Regulatory Applications and, if requested, to promptly amend or furnish additional information thereunder. The parties acknowledge that on March 3, 2010 Parent, Holding and Merger Sub made their filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Transactions and on March 12, 2010 the Company made its filings under the HSR Act with respect to the Transaction, and that the waiting period under the HSR Act applicable to the Offer expired on March 18, 2010 and that, to their respective knowledge, no Foreign filings are required. Each of Parent, Holding, Merger Sub and the Company agrees to use its respective commercially reasonable efforts to promptly make any other required submissions under the HSR Act with respect to the Transactions.
               (b) The Company and the Company Board shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other Transactions.

               (c) Parent shall, and shall cause its Subsidiaries to, take all actions necessary to obtain the consents and approvals contemplated by this Section 6.3, including selling, divesting or otherwise disposing of assets to the extent necessary to obtain such consents and approvals; provided, however, that Parent and its Subsidiaries shall not be required to sell, divest or otherwise dispose of (A) any assets of Parent or any of its Subsidiaries to the extent that the sale, divestiture or other disposition of such assets would be materially adverse to Parent and its Subsidiaries, taken as a whole (assuming for this purpose, that the Merger has already been consummated) or (B) any material rights relating to the Commercial Product.
               (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents and the Schedule 14D-9 and Proxy Statement, if any, as the case may be, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions.
               (e) Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer, the Merger and the other Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer (including the satisfaction of any condition thereto), the Merger and the other Transactions.
               (f) Each party shall give the other party prompt notice of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, as the case may be, could reasonably be expected to cause any condition set forth in Annex I to not be satisfied at any time from the date of this Agreement to the date Merger Sub purchases Shares pursuant to the Offer. The Company shall give prompt written notice to Parent of any Company Material Adverse Effect and Parent shall give prompt written notice to the Company of any Parent Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary, no such notification or failure to notify shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filing that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.
          6.4 Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board (comprised solely of “independent directors” as determined in accordance with Rule 14d-10(d)(2) under the Exchange Act) shall, to the extent not previously taken, take all actions necessary or appropriate to approve and/or ratify all payments that have been made since February 1, 2009 or are to be made and all benefits that have been granted since February 1, 2009 or are to be granted pursuant to employment compensation, severance and other employee benefits plans of the Company, including the Company Benefit Plans (the “Benefit Arrangements”), as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, in order to satisfy the requirements of the non-exclusive safe harbor with respect to such Benefit Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act. A true and correct copy of any resolutions of the Compensation Committee of the Board reflecting any approvals and actions referred to in this Section 6.4 will be provided to Parent prior to the Acceptance Time.
          6.5 Employee Matters.
               (a) From the Changeover Time through the first anniversary of the Effective Time, Parent shall cause the Company, the Surviving Corporation and their respective Affiliates to provide each individual who is employed by the Company or any Company Subsidiary immediately before the Changeover Time who continues employment with Parent or the Surviving Corporation (or any Affiliate thereof) following the Effective Time (each, a “Company Employee”) with (i) base compensation, bonus and incentive opportunities that are no less favorable in the aggregate than the base compensation, bonus and incentive opportunities (including value attributable to equity based compensation generally, without giving effect to the Transactions) provided to such Company Employee immediately prior to the Acceptance Time, and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Changeover Time. Except to the extent necessary to avoid the duplication of benefits, Parent shall cause the Company, the Surviving Corporation and their respective Affiliates to recognize the service of each Company Employee with the Company or a Subsidiary (or a predecessor) prior to the Changeover Time as if such service had been performed with Parent or its Affiliates for all purposes under the Company Benefit Plans maintained by the Company or the Surviving Corporation or their respective Affiliates after the Changeover Time and any employee benefit plans and programs of Parent or the Surviving Corporation or their respective Affiliates (the “Parent Plans”) in which the Company Employee participates after the Changeover Time (excluding, for the avoidance of doubt, benefit accrual under any defined benefit pension plans), in each case to the same extent such Company Employee’s service was recognized by the Company or a Subsidiary under the corresponding Company Benefit Plan in which such Company Employee participated immediately before the Changeover Time. In addition, and without limiting the generality of the foregoing, each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Company Employee participates immediately before the Changeover Time.
               (b) With respect to any welfare plan maintained by the Company or the Surviving Corporation or their respective Affiliates in which Company Employees are eligible to participate after the Changeover Time, the Company, the Surviving Corporation and

their respective Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Changeover Time, and (ii) provide each Company Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan and to the same extent such credit was provided to him or her under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Changeover Time, in each case without duplication of benefits.
          (c) From and after the Changeover Time, Parent shall cause the Company, the Surviving Corporation and their respective Affiliates to honor all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Company Employee) maintained by the Company or any Subsidiary of the Company that have either been filed as exhibits to the Company SEC Reports or have otherwise been disclosed in Section 6.5(c) of the Company Disclosure Letter or are otherwise not material in the aggregate, in each case in accordance with their terms and shall honor all administrative interpretations previously made under any such plan or agreement. Each of the Company and Parent hereby acknowledge and agree that the consummation of the Offer will constitute a “Change in Control” or “Change of Control” (as such term is defined under each of the Company Benefit Plans) for all purposes under such Company Benefit Plans.
          (d) With respect to the annual performance period in which the Acceptance Time occurs, the Company shall and, after the Changeover Time, Parent shall cause the Company or the Surviving Corporation, as the case may be, and their respective Affiliates to pay to each individual who is employed by the Company or any Company Subsidiary at the Acceptance Time, and who is a participant in such plan, as soon as practicable following the Acceptance Time (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations), a bonus payment equal to such Company Employee’s target bonus under such plan, pro-rated for the portion of the annual performance period occurring prior to the Acceptance Time.
          (e) Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that none of the provisions contained in this Agreement (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall (except as set forth in Section 6.5(c)) limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or Parent Plan following the Changeover Time or (iii) shall be construed to create a right with any employee of the Company or any of its Affiliates to employment with Parent, the Surviving Corporation or any of their respective Affiliates.
          (f) The Company agrees that as soon as reasonably practical following the date of this Agreement, it will issue a notification and notice of cancellation of options in the form agreed with Parent to all holders of options under the UK Savings Related Share Option Scheme.
     6.6 Indemnification; Advancement of Expenses; Exculpation and Insurance.
          (a) Each of Parent, Holding and the Surviving Corporation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the Transactions), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as provided in the Organizational Documents or other indemnification agreements that have been filed as exhibits to the Company SEC Reports in effect as of the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms.
          (b) From and after the Changeover Time, the Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service as a director, officer, employee or agent of the Company or the Surviving Corporation or the Indemnified Party’s service at the request of the Company or the Surviving Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), to the fullest extent permitted by applicable Law (and Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law, provided that if required by applicable Law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).
          (c) For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Organizational Documents (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof. For purposes of the foregoing: (i) in the event any claim is asserted within the six-year period during which the Surviving Corporation is required to maintain the indemnification arrangements of the Company and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five (5) Business Days following receipt of any such claim for expenses involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Organizational Documents (or the organizational documents of the Surviving Corporation) or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent. The fees and expenses of such independent legal counsel shall be paid for by the Surviving Corporation.
          (d) The Company shall obtain, on or prior to the Acceptance Time, a six year-“tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Parties, or any other person entitled to the benefit of this Section 6.6 as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby; provided, that, the cost of such six year-“tail” prepaid policy shall not exceed 300% of the current annual premiums paid by the Company for its existing directors’ and officers’ liability insurance. Parent shall cause the Surviving Corporation after the Effective Time, to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. From and after the Acceptance Time, neither Parent, the Surviving Corporation nor the Company shall take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.6(d), whether in respect of claims arising before or after the Effective Time.
          (e) The obligations of Parent, Holding and the Surviving Corporation under this Section 6.6 shall not be terminated or modified by such parties in a manner so as to adversely affect any of the Indemnified Parties, or any other person entitled to the benefit of this Section 6.6, to whom this Section 6.6 applies without the consent of the affected Indemnified Party or such other person, as the case may be. If the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

          (f) The provisions of this Section 6.6 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and each other person entitled to the benefit of this Section 6.6, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
     6.7 Public Announcements. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties.
     6.8 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
     6.9 Convertible Notes. Parent shall cause the Surviving Corporation to honor the obligations of the Company pursuant to the terms of the Convertible Notes, including, if applicable, by providing any required notice under the indentures governing the Convertible Notes as a result of the Transactions to the holders of such Convertible Notes and paying to the holders of such Convertible Notes any amounts that become payable thereunder or by taking such other action as may be required under the terms thereof. In furtherance of the foregoing, if necessary, Parent shall cause the Surviving Corporation to execute one or more supplemental indentures and such other documents, instruments and agreements as may be necessary under the indentures governing the Convertible Notes evidencing the Surviving Corporation’s commitments under this Section 6.9.
     6.10 Options, Restricted Stock, RSUs, DSUs and ESPP.
          (a) Stock Options. At the Acceptance Time, each outstanding option to purchase Shares (“Company Option”) under any employee stock option or compensation plan or arrangement of the Company or otherwise (other than the ESPPs), but including, without limitation, the 1997 Incentive and Non-Qualified Stock Option Plan, the 1999 Incentive and Non-Qualified Stock Option Plan, the Amended and Restated Stock Incentive Plan, the Non-

Qualified Stock Option Plan for Former Employees of Gilead Sciences, Inc. and the Stock Incentive Plan for Pre-Merger Employees of Eyetech Pharmaceuticals, Inc. (collectively, the “Equity Compensation Plans”), shall by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive a cash payment with respect thereto equal to the product obtained by multiplying (a) the excess, if any, of the Offer Price over the exercise price per share of such Company Option, by (b) the number of Shares issuable upon exercise of such Company Option (the “Option Cash Payment”). Parent and the Surviving Corporation or the Company, as applicable, shall use their respective commercially reasonable best efforts to cause the cash payments required pursuant to this Section 6.10(a) to be paid as soon as practicable after the Acceptance Time in accordance with the currently existing payroll practices of the Company. All amounts payable pursuant to this Section 6.10(a) shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 3.2(i) of this Agreement. As of the Acceptance Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. In order to effect the provisions of this Section 6.10(a), the Company shall be permitted to fully accelerate the vesting of all Company Options at such time prior to the Acceptance Time as shall be determined by the Company in its sole discretion.
          (b) Restricted Stock. Each award entitling the recipient to receive, upon vesting, Shares granted under an Equity Compensation Plan, that is outstanding immediately prior to the Acceptance Time shall become fully vested on an accelerated basis immediately prior to the Acceptance Time.
          (c) Restricted Stock Units. Each restricted stock unit award entitling the recipient to receive, upon vesting, Shares granted under an Equity Compensation Plan (“Company RSU”), that is outstanding immediately prior to the Acceptance Time shall, by virtue of the Acceptance Time and without any action on the part of any holder of any Company RSU, be cancelled, as of the Acceptance Time, in exchange for the right to receive from Parent or Merger Sub, a lump sum cash payment, without interest, equal to the product obtained by multiplying (x) the Offer Price by (y) the number of Shares underlying such Company RSU. Parent and the Surviving Corporation or the Company, as applicable, shall use their respective commercially reasonable best efforts to cause the lump sum payments required pursuant to this Section 6.10(c) to be paid as soon as practicable after the Acceptance Time in accordance with the currently existing payroll practices of the Company (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations). All amounts payable pursuant to this Section 6.10(c) shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 3.2(h) of this Agreement.
          (d) Deferred Stock Units. Each deferred stock unit award entitling the recipient to receive, upon the date elected by the recipient, Shares granted under an Equity

Compensation Plan (“Company DSU”), that is outstanding immediately prior to the Acceptance Time shall, as of the Acceptance Time and without any action on the part of any holder of any Company DSU, be fully vested and converted into the right to receive from Parent or Merger Sub, a lump sum cash payment, without interest, equal to the product obtained by multiplying (x) the Offer Price by (y) the number of Shares underlying such Company DSU. Parent and the Surviving Corporation or the Company, as applicable, shall cause the lump sum cash payments with respect to the Company DSUs to be paid in accordance with the applicable election of the recipient and in a manner which complies with the requirements of Section 409A of the Code. All amounts payable pursuant to this Section 6.10(d) shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 3.2(h) of this Agreement.
          (e) Employee Stock Purchase Plans. The Company shall cause each outstanding purchase right under the Company’s 1995 Employee Stock Purchase Plan (the “US ESPP”) to be exercised for the purchase of Shares at the price per share determined pursuant to the US ESPP on the last Business Day immediately prior to the Acceptance Time. The Company shall take all necessary action to provide that no person will have any further right to purchase Shares under the US ESPP following the Acceptance Time and that the US ESPP shall be suspended with respect to new offerings effective as of the date of this Agreement and terminate effective immediately following the final purchase under the US ESPP described herein.
          (f) Any notices or other communications provided pursuant to this Section 6.10 will be provided to Parent in advance of its distribution.
     6.11 Delisting. Parent, Merger Sub and the Company shall each cooperate in taking, or causing to be taken, all actions necessary under applicable Laws and rules and policies of the NASDAQ Stock Market to delist the Shares from the NASDAQ Stock Market, and to terminate the registration of the Shares under the Exchange Act, in each case, effective as of the Effective Time.
     6.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, any other Transaction or otherwise, without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned.

ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained, if and to the extent required by applicable Law.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (“Order”) shall be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (c) Acceptance of the Offer. Merger Sub (or Parent or Holdings on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn in accordance with the terms hereof and thereof (provided that this Section 7.1(c) shall not be a condition to Parent and Merger Sub’s obligations if Merger Sub shall have failed to purchase such Shares pursuant to the Offer in violation of this Agreement).
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after the receipt of Stockholder Approval:
          (a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
          (b) by either Parent or the Company:
          (i) if a court of competent jurisdiction or other Governmental Entity having authority over Parent, Merger Sub, the Company or any of its Subsidiaries shall have issued a final and nonappealable Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, provided, however, that the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;
          (ii) if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of the Acceptance Time to occur on or prior to the Outside Date is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement;
          (iii) if the Offer (as it may have been extended pursuant to Section 1.1) expires as result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms in accordance with this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under Section 8.1 shall not be available to any party if the expiration or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement;
          (c) by the Company, if:
          (i) Parent, Holding or Merger Sub shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Annex I of this Agreement that has not been waived by Parent and (B) is incapable of being cured (or is not cured) by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company;
          (ii) Parent or Merger Sub, in violation of the terms of this Agreement, fails to (A) amend the Offer as provided in Section 1.1 hereof by May 21, 2010 or (B) promptly purchase validly tendered Shares pursuant to the Offer; or
          (iii) If at any time prior to the Acceptance Time, the Company Board concludes in good faith (after consultation with its legal and financial advisors) that an Alternative Transaction Proposal that did not result from a breach of Section 5.2(a) constitutes a Superior Proposal, except that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) unless and until (i) the Company shall have given Parent and Merger Sub prompt written notice advising them of (x) the decision of the Company Board to terminate this Agreement and (y) the material terms and conditions of the Alternative Transaction Proposal (including all materials required by Section 5.2), (ii) the Company shall have given Parent and Merger Sub two (2) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent and Merger Sub propose to revise the terms of this Agreement, the Company shall have negotiated in good faith with Parent and Merger Sub with respect to such proposed revisions or other proposal, (iii) the Company Board has concluded in good faith, after consultation with its outside legal counsel, that (A) the failure to accept such Alternative Transaction Proposal would be inconsistent with its fiduciary obligations under applicable Law and (B) after considering the results of such negotiations and giving effect to the proposals made by Parent and Merger Sub, if any, such Alternative Transaction Proposal constitutes a Superior Proposal, (iv) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement upon the terms and conditions described in the notice delivered pursuant to clause (i)(y) above to effect the Superior Proposal and (v) the Company has paid to Parent the amount specified and within the time period specified in Section 8.3.
          (d) by Parent if:
          (i) (A) since the date of this Agreement and prior to the Acceptance Time, a Company Material Adverse Effect shall have occurred and, if such Company Material Adverse Effect is reasonably capable of being cured, such Company Material Adverse Effect shall not have been cured within thirty (30) calendar days following written notice thereof by the Parent or (B) the Company shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Annex I of this Agreement and (y) is incapable of being cured (or is not cured) by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent or Merger Sub, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent or Merger Sub; or
          (ii) at any time prior to the Acceptance Time, the Company Board (A) effects a Change of Recommendation, or (B) publicly approves or recommends any Alternative Transaction Proposal.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and be of no further force or effect, without any liability or obligation on the part of Parent, Holding, Merger Sub or the Company under this Agreement, other than the provisions of the penultimate sentence of Section 6.2 (Access to Information; Confidentiality), this Section 8.2, Section 8.3 and Article IX of this Agreement, which provisions shall survive such termination, provided, however, that the termination of this Agreement shall not relieve any party from the material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     8.3 Termination Fee.
In the event that (x) the Company terminates this Agreement pursuant to Section 8.1(c)(iii), (y) (A) prior to the Acceptance Time and after the date hereof, any person shall have made an Alternative Transaction Proposal, which proposal has not been withdrawn and thereafter this Agreement is terminated by any party pursuant to either (1) Section 8.1(b)(ii) or (2) Section 8.1(b)(iii) due to a failure of the Minimum Condition or of the condition specified in Item 7 of Annex I to be satisfied prior to the Outside Date, and (B) within nine (9) months after such termination of this Agreement, an Alternative Transaction Proposal shall have been consummated or any definitive agreement with respect to an Alternative Transaction Proposal shall have been entered into, or (z) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay Parent a fee, in immediately available funds, in the amount of one hundred twenty-five million dollars ($125,000,000) (the “Termination Fee”) immediately prior to and as a condition of such termination, in the case of a termination described in clauses (x) above, or upon the consummation of or entering into a definitive agreement with respect to any transaction referenced in clause (y)(B) above, in the event of a termination described in clause (y)(A) above or within two (2) Business Days in the event of a termination described in clause (z) above. For the purposes of the foregoing, the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 5.2(f)(i) of this Agreement except that the references to “17.5%” in the definition of “Alternative Transaction Proposal” in Section 5.2(f)(i) of this Agreement shall be deemed to be references to “50%.” In no event shall the Company be required to pay the Termination Fee on more than one occasion. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent, Holding and Merger Sub would not enter into this Agreement. Parent, Holding and Merger Sub each agree and acknowledge that notwithstanding anything in this Agreement to the contrary (including Section 8.2), in the event that any Termination Fee is paid to Parent, Holding or Merger Sub in accordance with this Section 8.3, the payment of such Termination Fee shall be the sole and exclusive remedy of such parties, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates for, and upon such payment of the Termination Fee, Parent, Holding or Merger Sub or any other such person shall not have the right to seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Offer or the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or

(4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 8.3, neither the Company, nor any Representative or Affiliate of the Company shall have any further liability or obligation to the other parties relating to or arising out of this Agreement or the transactions contemplated hereby.
     8.4 Amendment. Subject to Section 1.3 of this Agreement and the provisions of applicable Law, at any time before or after the Stockholder Approval, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Stockholder Approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.
     8.5 Extension; Waiver. Subject to Section 1.3, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisos of Section 8.4 of this Agreement, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earliest of the Acceptance Time, the Effective Time or except as provided in Section 8.2 of this Agreement, the termination of this Agreement pursuant to Article VIII. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time, the Effective Time or termination of this Agreement pursuant to Article VIII.
     9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third Business Day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the next Business Day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section 9.2):

(a)	If to Parent, Holding or Merger Sub:

Astellas Pharma Inc. 2-3-11, Nihonbashi-Honcho, Chuo-ku Tokyo 103-8411, Japan Facsimile: +81-3-5201-6614 Attention: Masafumi Nogimori, Director, President & CEO masafumi.nogimori51@jp.astellas.com

Astellas US Holding, Inc. Three Parkway North Deerfield, IL 60015 Facsimile: 847-317-7297 Attention: Seigo Kashii, Director, President & CEO seigo.kashii@us.astellas.com

Ruby Acquisition, Inc. Three Parkway North Deerfield, IL 60015 Facsimile: 847-317-7297 Attention: Seigo Kashii, Director, President & CEO seigo.kashii@us.astellas.com with a copy to:

Astellas Pharma Inc. 2-3-11, Nihonbashi-Honcho, Chuo-ku Tokyo 103-8411, Japan Facsimile: +81-3-3244-5811 Attention: Kazunori Okimura, Vice President, Legal kazunori.okimura@jp.astellas.com

Astellas US Holding, Inc. Three Parkway North Deerfield, IL 60015 Facsimile: (847) 317-7288 Attention: Linda F. Friedman, Esq., General Counsel linda.friedman@us.astellas.com

Ruby Acquisition, Inc. Three Parkway North Deerfield, IL 60015 Facsimile: (847) 317-7288 Attention: Linda F. Friedman, Esq., General Counsel linda.friedman@us.astellas.com

and

Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 Facsimile: (212) 468-7900 Attention: Michael O. Braun, Esq.

(b)	If to the Company:

OSI Pharmaceuticals, Inc. 420 Saw Mill River Road Ardsley, New York 10502 Facsimile: 877.613.7384 Attention: Barbara A. Wood, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Facsimile: (212) 735-3300 Attention: Roger S. Aaron, Esq. Robert B. Pincus, Esq. Steven J. Daniels, Esq.
     9.3 Definitions. For purposes of this Agreement;
          (a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
          (b) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;
          (c) “Commercial Product” means any pharmaceutical composition or product containing erlotinib as an active ingredient (including Tarceva®) in all dosage forms and all presentations and for all indications;

          (d) “Company Group” means the Company and all of its Subsidiaries and Affiliates;
          (e) “Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance, effect, occurrence, state of facts or development (any such item, an “Effect”) which, considered individually, or in the aggregate with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, condition (financial or otherwise), assets (tangible or intangible) or liabilities (fixed, contingent or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the consummation of the Offer, the Merger or the other Transactions contemplated by or the Company’s other obligations under this Agreement; provided that, with respect to clause (i) above, none of the following Effects, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect: (A) changes affecting the United States economy or any United States securities market in general (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (B) changes or developments in the pharmaceutical industries in which the Company participates (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (C) changes resulting from political instability, acts of terrorism or war (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (D) changes primarily caused by the announcement of this Agreement or actions taken by the Company that are required by this Agreement, (E) any change in Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (F) the determination by, or delay of a determination by, the FDA or its European or other foreign equivalent, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company’s products, (G) the result of any clinical trial of the products of the Company or any of its competitors, or (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);
          (f) “Confidentiality Agreement” means the Nondisclosure Agreement, dated March 29, 2010, by and between Parent and the Company, as may be amended;
          (g) “Contract” means, contracts, agreements (including, without limitation, any employment, severance, change in control, or other similar agreement with employees and/or directors of the Company), guarantees, notes, mortgages, indentures, leases or licenses;

          (h) “Convertible Notes” means, collectively, the 2% Convertible Senior Subordinated Notes due 2025 of the Company and the 3% Convertible Senior Subordinated Notes due 2038;
          (i) “ESPP” means the US ESPP and the Company’s Savings-Related Share Option Scheme;
          (j) “Governmental Entity” means any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies;
          (k) “Outside Date” means the day which is one hundred and twenty (120) days after the date of this Agreement;
          (l) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the Transactions;
          (m) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and
          (n) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
     9.4 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.
     9.5 [Intentionally Omitted].
     9.6 Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the fullest extent possible.
     9.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Exhibits attached hereto, the Company Disclosure Letter and Parent Disclosure Letter) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any person other than the parties hereto, other than, (a) following the consummation of the Merger, the rights of holders of Shares under the provisions of Article III and the rights of the Indemnified Parties under Section 6.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); and (b) the right of the Company, on behalf of its stockholders, to pursue damages suffered by its stockholders, optionholders and other securityholders as a group in the event of Parent’s or Merger Sub’s failure to consummate the Merger in breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub.
     9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto. This Agreement shall not be assignable by operation of law or otherwise.
     9.10 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     9.11 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent, Holding and Merger Sub, on the one hand, and the Company, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this

Agreement by such party, Parent, Holding and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.
     9.12 Governing Law; Jurisdiction Waiver of Jury Trial.
          (a) This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in the New Castle County, Delaware, in any suit, action or proceeding seeking to interpret, enforce or apply any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions. Each party hereby irrevocably consents to, and agrees to accept, the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.2 of this Agreement. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in the New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(b).

     9.13 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     9.14 Interpretation. As used in this Agreement, (x) the term “including” means “including, without limitation” and “including, but not limited to, “ (y) the word “or” is not exclusive, unless the context otherwise requires and (z) the words “to the knowledge of the Company” means the actual knowledge after reasonable inquiry of the officers of the Company. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The parties hereto acknowledge that each party has participated in the drafting of and has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived.
     9.15 Disclosure Generally. All of the Company Disclosure Letter and the Parent Disclosure Letter are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; provided, however, that information furnished in any particular section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to be included in another Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, only to the extent a matter in such Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is disclosed in such a way as to make its relevance to the information called for by such other Section of this Agreement reasonably apparent on its face.
     9.16 Dismissal of Litigation; Withdrawal of Stockholder Proposal. Each of the parties shall promptly enter into stipulations staying all litigation currently pending between them or their respective Affiliates, or commenced by or on behalf of any of them in connection with the Offer, and the parties shall cause such stipulations to be filed promptly after the date of this Agreement. Each of the parties shall also promptly following the Control Date, enter into and file stipulations dismissing with prejudice all such litigation and releasing all claims against the other parties hereto (and their Affiliates and Representatives) based on any action or omission that occurred prior to the date of such stipulations as of the date such stipulations are filed. In addition, promptly following the Control Date, Holding shall withdraw its proposal of a slate of nominees to stand for election as directors of the Company contained in a letter dated March 19, 2010. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Article VIII, after such termination nothing herein shall prevent either party (or its Affiliates or Representatives) from pursuing any such litigation or any other litigation against any other party hereto (or its Affiliates or Representatives) or from making any proposal at any meeting of Company stockholders.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

OSI PHARMACEUTICALS, INC.
By:	/s/ Colin Goddard
	Name:	Colin Goddard
	Title:	Chief Executive Officer

ASTELLAS PHARMA INC.
By:	/s/ Masafumi Nogimori
	Name:	Masafumi Nogimori
	Title:	Director, President & CEO

ASTELLAS US HOLDING, INC.
By:	/s/ Seigo Kashii
	Name:	Seigo Kashii
	Title:	Director, President & CEO

RUBY ACQUISITION, INC.
By:	/s/ Seigo Kashii
	Name:	Seigo Kashii
	Title:	Director, President & CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I
Conditions to the Offer
     Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Acceptance Time or (b) any of the following conditions exist or has occurred and is continuing at the Acceptance Time:
1.	there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Holding, Merger Sub, the Company or any Company Subsidiary challenging the acquisition by Parent or Merger Sub of any Shares pursuant to the Offer, seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger or which otherwise would reasonably be expected to result in a Company Material Adverse Effect or would materially adversely affect or diminish the benefits Parent would receive relating to the Commercial Product upon consummation of the transactions contemplated by this Agreement;

2.	there shall be any statute, rule, regulation or order enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity of competent jurisdiction to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity that (x) is, in the reasonable judgment of Parent and Merger Sub, reasonably expected to result, directly or indirectly, in any of the consequences referred to in paragraph 1 above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction on the terms contemplated by the Merger Agreement;

3.	(i) any representation or warranty of the Company contained in the second, sixth (but only as to the aggregate number of Shares issuable pursuant to the plans and arrangements referred to) and seventh sentences of Section 4.1(b) (in each case as updated by the last sentence of Section 4.1(b)) shall not be true and correct in all but de minimis respects at any time from and after the date of this Agreement (except for any such representation or warranty made as of a specified date, which shall not be true and correct in all but de minimis respects as of such date), (ii) any of the representations and warranties of the Company contained in Sections 4.1(j) [Voting Requirements], (k) [Anti-Takeover Statutes] or (n) [Stockholder Rights Agreement Amended] shall not be true and correct in all material respects at any time from and after the date of this Agreement, or (iii) any other representation or warranty of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Acceptance Time with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where such failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

4.	the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement that is required to be performed prior to such date and such breach or failure shall not have been cured;

5.	since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

6.	Merger Sub shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Acceptance Time, to the effect that the conditions set forth in paragraphs 3 and 4 of this Annex I have not occurred;

7.	the Company shall have directly or indirectly sold, licensed or otherwise transferred or encumbered in whole or in part (or have agreed directly or indirectly to sell, license or otherwise transfer or encumber in whole or in part) any rights or assets relating to or in connection with the Commercial Product, other than (x) sales of inventory of the Commercial product in the ordinary course consistent with past practice or (y) as provided in, and only to the extent, if any, required by, agreements to which the Company is a party and which have been filed by the Company with the SEC on or prior to February 26, 2010; or

8.	the Merger Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions (including those set forth in clauses (a) and (b) of the initial paragraph) are for the benefit of Parent, Holding and Merger Sub and may be asserted by Parent, Holding or Merger Sub in their reasonable discretion and may be waived by Parent, Holding or Merger Sub, in their reasonable discretion, in whole or in part at any time and from time to time, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is waived in accordance with the prior sentence hereto. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent, Holding and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Holding or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached.

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